EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated March 28, 2007, relating to the financial statements and financial statement schedule of Environmental Power Corporation, which appears in its Annual Report on Form 10-K for the year ended December 31, 2006, and to all references to our Firm, included in or made a part of this Registration Statement on Form S-3.

/s/ Vitale, Caturano & Co., Ltd.

Boston, Massachusetts

August 27, 2007